PROPOSED TRIBAL-STATE CLASS HI GAMING COMPACT
                                2001 LEGISLATURE

                              INDIAN GAMING COMPACT

                                  INTRODUCTION

     The State of New Mexico ("State") is a sovereign State of the United States of America, having been admitted to the Union pursuant to the Act of June 20,1910, 36 Statutes at Large 557, Chapter 310, and is authorized by its constitution to enter into contracts and agreements, including this Compact, with the Tribe;

     The Tribe ____________ ("Tribe") is a sovereign federally recognized Indian tribe and its governing body has authorized the officials of the Tribe to enter into contracts and agreements of every description, including this Compact, with the State;

     The Congress of the United States has enacted the Indian Gaming Regulatory Act of 1988,25 U.S.C. ss. ss. 2701-2721 (hereinafter "IGRA"), which permits Indian tribes to conduct Class m Gaming on Indian Lands pursuant to a tribal-state compact entered into for that purpose;

     The 1999 State legislature has enacted SB 737, as 1999 N.M. Laws, ch. 252, known as the "Compact Negotiation Act," creating a process whereby the State and the Tribe have engaged in negotiations leading to this Compact, with review by a joint legislative committee, and with final approval by a majority vote in each house of the legislature;

     The Tribe owns or controls Indian Lands and by Ordinance has adopted rules and regulations governing Class III games played and related activities at any Gaming Facility; The State and the Tribe, in recognition of the sovereign rights of each party and in a spirit of cooperation to promote the best interests of the citizens of the State and the members of the Tribe, have engaged in good faith negotiations recognizing and respecting the interests of each party and have agreed to this Compact.

     NOW, THEREFORE, the State and the Tribe agree as follows:

     TERMS AND CONDITIONS SECTION

SECTION 1. PURPOSE AND OBJECTIVES.

     The purpose and objectives of the State and the Tribe in making this Compact are as follows:

     A. To evidence the good will and cooperative spirit between the State and the Tribe;

     B. To continue the development of an effective government-to-government relationship between the State and the Tribe;

     C. To provide for the regulation of Class 111 Gaming on Indian Lands as required by the IGRA;


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     D. To fulfill the purpose and intent of the IGRA by providing for tribal gaming as a means of generating tribal revenues, thereby promoting tribal economic development, tribal self-sufficiency, and strong tribal government;

     E. To provide revenues to fund tribal government operations or programs, to provide for the general welfare of the tribal members and for other purposes allowed under the IGRA;

     F. To provide for the effective regulation of Class III Gaming in which the Tribe shall have the sole proprietary interest and be the primary beneficiary; and

     G. To address the State's interest in the establishment, by the Tribe, of rules and procedures for ensuring that Class III Gaming is conducted fairly and honestly by the owners, operators, employees and patrons of any Class III Gaming enterprise on Indian Lands.

     H. To settle and resolve certain disputes that have arisen between the Tribe and the State under the provisions of the Predecessor Agreements.

SECTION 2. Definitions.

     For purposes of this Compact, the following definitions pertain:

     A. "Class III Gaming" means all forms of gaming as defined in 25 U.S.C. ss. 2703(8), and 25 C.F.R. ss. 502.4.

     B. "Compact" means this compact between the State and the Tribe.

     C. "Gaming Employee" means a person connected directly with the conduct of Class III Gaming, or handling the proceeds thereof or handling any Gaming Machine; but "Gaming Employee" does not include:

          1. Bartenders, cocktail servers or other persons engaged solely in preparing or serving food or beverages;

          2.   Secretarial or janitorial personnel;

          3.   Stage, sound and light technicians; or

          4.   Other nongaming personnel.

     D. "Gaming Enterprise" means the tribal entity created and designated by the Tribe as having authority to conduct Class m Gaming pursuant to this Compact.

     E. "Gaming Facility" means the buildings or structures in which Class III Gaming is conducted on Indian Lands.

     F. "Gaming Machine" means a mechanical, electromechanical or electronic contrivance or machine that, upon insertion of a coin, token or similar object, or upon payment of any consideration, is available to play or operate a game, whether the payoff is made automatically from the Gaming Machine or in any other manner.


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     G. "Indian Lands" means:

          1. all lands within the exterior boundaries of the Tribe's reservation and its confirmed grants from prior sovereigns; or

          2. any other lands title to which is either held in trust by the United States for the exclusive benefit of the Tribe or a member thereof or is held by the Tribe or a member thereof subject to restrictions against alienation imposed by the United States, and over which the Tribe exercises jurisdiction and governmental authority, but not including any land within the boundaries of a municipality that is outside of the boundaries of the Tribe's reservation or confirmed Spanish grant, as those boundaries existed on October 17,1988-

     H. "Key Employee" means that term as defined in 25 CFR Section 502.14.

     I. "Management Contract" means a contract within the meaning of 25 U.S.C. ss.ss. 2710(d)(9) and 2711.

     J. "Management Contractor" means any person or entity that has entered into a Management Contract with the Tribe.

     K. "Ordinance" means the gaming ordinance and any amendments thereto adopted by the Tribal Council of the Tribe.

     L. "Predecessor Agreements" means the tribal-state class III gaming compact and the accompanying revenue sharing agreement entered into between the Tribe and the State pursuant to 1997 Laws, ch. 190, ss.ss. 1,2.

     M. "Primary Management Official" means that term as defined in 25 CFR
Section 502.19.

     N. "State" means the State of New Mexico.

     O. "State Gaining Representative" means that person designated by the gaming control board pursuant to the Gaming Control Act [60-2E-1 to 60-2E-60 NMSA 1978] who will be responsible for actions of the State set out in the Compact. The State Legislature may enact legislation to establish an agency of the State to perform the duties of the State Gaming Representative.

     P. "Tribal Gaming Agency" means the tribal governmental agency which will be identified to the State Gaming Representative as the agency responsible for actions of the Tribe set out in the Compact. It will be the single contact with the State and may be relied upon as such by the State.

     Q. "Tribe" means any Indian Tribe, Nation or Pueblo located within the State of New Mexico entering into this Compact as provided for herein.


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SECTION 3. Authorized Class III Gaming.

     The Tribe may conduct, only on Indian Lands, subject to all of the terms and conditions of this Compact, any or all forms of Class III Gaming. `

     Subject to the foregoing, the Tribe shall establish, in its discretion, by tribal law, such limitations as it deems appropriate on the number and type of Class HI Gaming conducted, the location of Class III Gaming on Indian Lands, the hours and days of operation, and betting and pot limits, applicable to such gaming.

SECTION 4. Conduct of Class in Gaming.

     A. Tribal Gaming Agency. The Tribal Gaming Agency will assure that the Tribe will:

          1. operate all Class III Gaming pursuant to this Compact, tribal law, the IGRA and other applicable Federal law;

          2.   provide for the physical safety of patrons in any Gaming
               Facility;

          3. provide for the physical safety of personnel employed by the Gaming Enterprise;

          4. provide for the physical safeguarding of assets transported to and from the Gaming Facility and cashier's cage department;

          5. provide for the protection of the property of the patrons and the Gaming Enterprise from illegal activity;

          6. participate in licensing of primary management officials and key employees of a Class m Gaming Enterprise;

          7. detain persons who may be involved in illegal acts for the purpose of notifying law enforcement authorities; and

          8. record and investigate any and all unusual occurrences related to Class III Gaming within the Gaming Facility.

     B. Regulations- Without affecting the generality of the foregoing, the Tribe shall adopt laws:

          1. prohibiting participation in any Class III Gaming by any person under the age of twenty-one (21);

          2. prohibiting the employment of any person as a Gaming Employee who is under the age of twenty-one (21) or who has not been licensed in accordance with the applicable requirements of federal and tribal law;

          3. requiring the Tribe to take all necessary action to impose on its gaming operation standards and requirements equivalent to or more stringent than those contained in the


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               federal Fair Labor Standards Act of 1938, the federal
               Occupational Safety and Health Act of 1970, and any other federal laws generally applicable to Indian tribes relating to wages, hours of work and conditions of work, and the regulations issued thereunder;

          4. requiring that on any construction project involving any Gaming Facility or related structure that is funded in whole or in part by federal funds, all workers will be paid wages meeting or exceeding the standards established for New Mexico under the federal Davis-Bacon Act;

          5. prohibiting the Tribe, the Gaming Enterprise and a Management Contractor from discriminating in the employment of persons to work for the gaming Enterprise or in the Gaming Facility on the grounds of race, color, national origin, gender, sexual orientation, age or handicap, provided, however, that nothing herein shall be interpreted to prevent the Tribe from granting preference in employment actions to tribal members or other Indians in accordance with established tribal laws and policies;

          6. providing to all employees of a gaming establishment employment benefits, including, at a minimum, sick leave, life insurance, paid annual leave and medical and dental insurance as well as providing unemployment insurance and workers' compensation insurance through participation in programs offering benefits at least as favorable as those provided by comparable state programs;

          7. providing a grievance process for an employee in cases of disciplinary or punitive action taken against an employee that includes a process for appeals to persons of greater authority than the immediate supervisor of the employee;

          8. permitting State Department of Environment inspectors to inspect Gaming Facilities' food service operations during normal Gaming Facility business hours to assure that standards and requirements equivalent to the State's Food Service Sanitation Act [Chapter 25, Article 1 NMSA 1978] are maintained;

          9. prohibiting a gaming enterprise from cashing any paycheck or any type of government assistance check, including Social Security, TANF, pension and other similar checks, for any patron;

          10. prohibiting a gaming enterprise from extending credit by accepting IOUs or markers from its patrons;

          11. requiring that the Gaming Enterprise post on each Gaming Machine the odds of a player achieving a winning outcome from the games available on that Gaming Machine;

          12. requiring that automatic teller machines on Gaming Facility premises be programmed so that the machines will not accept cards issued by the State to TANF recipients for access to TANF benefits;



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          13.  providing that each electronic or electromechanical gaming device in use at the Gaming Facility must pay out a mathematically demonstrable percentage of all amounts wagered, which must not be less than eighty percent (80%);

          14. providing that all gaming machines on the premises of the Gaming Facility will be connected to a central computerized reporting and auditing system on the Gaming Facility premises, which shall collect on a continual basis the activity of each Gaming Machine in use at the Gaming Facility, and that by no later than ninety days after this Compact takes effect, the wager and payout data of each machine, once it is fed into the Gaming Enterprise's central computer, may be accessed electronically by the State Gaming Representative by a dedicated telecommunications connection, on a "read-only" basis, upon entry of appropriate security codes; but provided that in no event shall the State Gaming Representative be able to alter or affect the operation of any Gaming Machine or other device on the premises of the Gaming Facility, or the data provided to the central computer, and provided further that the system for electronic access to the machine wager and payout data collected by the Gaming Enterprise's central computer shall be constructed and installed at the State's cost, and shall be designed in conjunction with Gaming Enterprise technical staff so as to preserve the integrity of the system and the data contained therein, to minimize any possibility of unauthorized access to the system or tampering with the data, and to minimize any access by the State Gaming Representative to information other than machine wager and payout data residing in the central reporting and auditing system;

          15.  enacting provisions that:

               (a) prohibit an employee of the Gaming Enterprise from selling, serving, giving or delivering an alcoholic beverage to an intoxicated person or from procuring or aiding in the procurement of any alcoholic beverage for an intoxicated person at the Gaming Facility;

               (b) require Gaming Enterprise employees that dispense, sell, serve or deliver alcoholic beverages to attend Alcohol Server Education Classes similar to those classes provided for in the New Mexico Liquor Control Act; and

               (c) require the Gaming Enterprise to purchase and maintain a liquor liability insurance policy that will provide, at a minimum, personal injury coverage of one million dollars (51,000,000) per incident and two million dollars ($2,000,000) aggregate per policy year;

          16. prohibiting alcoholic beverages from being sold, served, delivered or consumed in that part of a Gaming Facility where gaming is allowed;

          17. requiring the gaming enterprise to spend an amount that is no less than one-quarter of one percent (.25%) of its net win as that term is defined herein annually to fund or support programs for the treatment and assistance of compulsive gamblers in New Mexico or who patronize New Mexico gaming facilities, and for the prevention of compulsive gambling in New Mexico; and requiring that a substantial portion of such funds be distributed to an organization that has expertise in and provides counseling, intervention or other services for


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               compulsive gamblers in New Mexico, and whose services are
               available to all persons without regard to race or tribal membership;

          18. governing any Management Contract regarding its Class III Gaming activity so that it conforms to the requirements of tribal law and the IGRA and the regulations issued thereunder;

          19. prohibiting the operation of any Class III Gaming for at least four (4) consecutive hours daily, Mondays through Thursdays (except federal holidays);

          20. prohibiting a Tribal Gaming Enterprise and the Tribe from providing, allowing, contracting to provide or arranging to provide alcoholic beverages for no charge or at reduced prices, or from providing, allowing, contracting to provide or arranging to provide food or lodging for no charge or at nominal prices, at a Gaming Facility or lodging facility as an incentive or enticement for patrons to game; and

          21. requiring the Tribe, the Tribal Gaming Enterprise or a Management Contractor to report to the secretary of state, in the same manner and at the same times as are required of political committees under the provisions of the State's Campaign Reporting Act (NMSA 1978 ss.ss. 1-19-25 through 1-19-36) any and all contributions, whether directly or through an agent, representative or employee, of any moneys derived from revenue from the Gaming Enterprise, or of anything of value acquired with that revenue, to a candidate, political committee or person holding an office elected or to be elected at an election covered by the State's Campaign Reporting Act and provided that in the event any report required to be made hereunder is not made within the time specified herein, or is false or incomplete in any respect, the Tribe shall be liable to pay to the secretary of state a penalty in the amount of fifty dollars ($50.00) for each working day after the day on which the report was due until the day on which the complete or true report is filed, up to a maximum of five thousand dollars ($5000), except that with respect to the report due on the Friday before an election the penalty shall be five hundred dollars ($500) for the first working day after the due date and fifty dollars ($50.00) per working day thereafter, up to a maximum of five thousand dollars ($5000).

The Tribal Gaming Agency will provide true copies of all tribal laws and regulations affecting Class HI Gaming conducted under the provisions of this Compact to the State Gaming Representative within thirty (30) days after the effective date of this Compact, and will provide true copies of any amendments thereto or additional laws or regulations affecting gaming within thirty (30) days after their enactment or approval, if any.

     C. Audit and Financial Statements. The Tribal Gaming Agency shall require all books and records relating to Class III Gaming to be maintained in accordance with generally accepted accounting principles. All such books and records shall be retained for a period of at least five (5) years from the date of creation, as required by 25 C.F.R. ss. 571.7(c). Not less than annually, the Tribal Gaming Agency shall require an audit and a certified financial statement covering all financial activities of the gaming enterprise by an independent certified public accountant licensed by the State. The financial statement shall be prepared in accordance with generally accepted accounting principles and shall be submitted to the Tribal Gaming Agency within one hundred twenty (120) days of the close of die Tribe's fiscal year. Copies of the


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financial statement and the audit shall be furnished to the State Gaming
Representative and the state treasurer by the Tribal Gaming Agency within one hundred twenty days of the agency's receipt of the documents, but such documents shall be subject to the provisions of ss. 4(E)(3) of this Compact. The Tribe will maintain the following records for not less than five (5) years:

          1. revenues, expenses, assets, liabilities and equity for each Gaming Enterprise;

          2. daily cash transactions for each Class m Gaming activity at each Gaming Facility, including but not limited to transactions relating to each gaming table bank, game dropbox and gaming room bank;

          3. all markers, IOUs, returned checks, hold checks or other similar credit instruments;

          4. individual and statistical game records, except for card games, to reflect statistical drop and statistical win; for electronic, computer, or other technologically assisted games, analytic reports which show the total amount of cash wagered and the total amount of prizes won;

          5. contracts, correspondence and other transaction documents relating to all vendors and contractors;

          6.   records of all tribal gaming enforcement activities;

          7.   audits prepared by or on behalf of the Tribe; and

          8. personnel information on all Class III Gaming employees or agents, including rotation sheets, hours worked, employee profiles and background checks.

     D. Violations. The agents of the Tribal Gaming Agency shall have unrestricted access to the Gaming Facility during all hours of Class III Gaming activity, and shall have immediate and unrestricted access to any and all areas of the Gaming Facility for the purpose of ensuring compliance with the provisions of this Compact and the Ordinance. The agents shall report immediately to the Tribal Gaming Agency any suspected violation of this Compact, the Ordinance, or regulations of the Tribal Gaming Agency by the gaming enterprise, Management Contractor, or any person, whether or not associated with Class til Gaming.

     E. State Gaming Representative.

          1. Upon written request by the State to the Tribe, the Tribe will provide information on primary management officials, key employees and suppliers, sufficient to allow the State to conduct its own background investigations, as it may deem necessary, so that it may make an independent determination as to the suitability of such individuals, consistent with the standards set forth in Section 5 of this Compact. The Tribe shall consider any information or recomm0endations provided to it by the State as to any such person or entity, but the Tribe shall have the final say with respect to the hiring or licensing of any such person or entity.


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          2.   Notwithstanding that the Tribe has the primary responsibility to administer and enforce the regulatory requirements of this Compact, the Tribal Gaming Agency will certify annually to the State Gaming Representative that the Tribal Gaming Agency has met its obligations under this Compact. Additionally, the State Gaming Representative shall have the right to inspect a Gaming Facility, Class III Gaming activity, and all records relating to Class III Gaming of the Tribe, subject to the following conditions:

               (a) with respect to public areas of a Gaming Facility, at any time without prior notice during normal Gaming Facility business hours;

               (b) with respect to private areas of a Gaming Facility not accessible to the public, at any time during normal Gaming Enterprise business hours, immediately after notifying the Tribal Gaming Agency and Gaming Enterprise of his or her presence on the premises and presenting proper identification, and requesting access to the non-public areas of the Gaming Facility. The Tribe, in its sole discretion, may require an employee of the Gaming Enterprise or the Tribal Gaming Agency to accompany the State Gaming Representative at all times that the State Gaming Representative is on the premises of a Gaming Facility, but if the Tribe imposes such a requirement, the Tribe shall require such an employee of the Gaming Enterprise or the Tribal Gaming Agency to be available at all times for such purpose;

               (c) with respect to inspection and copying of all management records relating to Class III Gaming, at any time without prior notice between the hours of 9:00 a.m. and 4:00 p.m. Monday through Friday, excluding official holidays. The reasonable costs of copying will be borne by the State; and

               (d) whenever the State Gaming Representative, or his designee, enters the premises of the Gaming Facility for any such inspection, such Representative, or designee, shall identify himself to security or supervisory personnel of the Gaming Enterprise.

The State Gaming Representative may contract with private persons, firms or other entities for the purpose of performing certain of his functions, but the State Gaming Representative will be the single contact with the Tribe and may be relied upon as such by the Tribe.

          3.

               (a) Any information, documents or communications provided to the State Gaming Representative, his agents or contractors, or to any other official, agency or entity of the State (all of which are collectively hereinafter referred to as "the State entities") by the Tribe, the Tribal Gaming Agency or the Gaming Enterprise, or prepared from information obtained from the Tribe, the Tribal Gaming Agency or the Gaming Enterprise, under the provisions of this Compact or under the provisions of the Predecessor Agreements, are confidential. Any State entity that has received any information, documents or communications from the Tribe, the Tribal Gaming Agency or the Gaming Enterprise: i) may release or disclose the same only with the prior written consent of the Tribe or pursuant to a lawful court order after timely notice of the proceeding has been given to the Tribe; ii) shall maintain all such information, documents and communications in a secure place accessible only to authorized officials and employees of the State entity that has received the same; and iii) shall adopt


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                    procedures and regulations to protect the confidentiality of the information, documents and communications provided by the Tribe, Tribal Gaming Agency or Gaming Enterprise.

               (b)  These prohibitions shall not be construed to prohibit:

                    i) the furnishing of any information to a law enforcement or regulatory agency of the Federal Government;

                    ii) the State from making known the names of persons, firms, or corporations conducting Class III Gaming pursuant to the terms of this Compact, locations at which such activities arc conducted, or the dates on which such activities are conducted;

                    iii) publishing the terms of this Compact;

                    iv) disclosing information as necessary to audit, investigate, prosecute or arbitrate violations of this Compact or other applicable laws or to defend suits against the State; and

                    v) complying with subpoenas or court orders issued by courts of competent jurisdiction.

               (c)  Notwithstanding the foregoing, the Tribe agrees that:

                    i) the following documents and information may be released by a State entity to the public: the Tribe's gaming ordinance and regulations of the Tribal Gaming Agency; official rulings of the Tribal Gaming Agency in matters not subject to a confidentiality order imposed by the Agency; other information and documents of the Tribal Gaming Agency or the Gaming Enterprise ordinarily available to the public; quarterly Met Win figures used as the basis for computation of the Tribe's revenue sharing payment under the provisions of Section 11 of this Compact; and correspondence between the Tribe or a tribal entity and a State entity, unless such correspondence is specifically labeled "Confidential;"

                    ii) a State entity may release to the public aggregate figures compiled by totaling comparable figures from the annual financial statements of all of the New Mexico gaming tribes; and

                    iii) the report of the annual audit of the Gaming Enterprise that is provided by the Tribe to the State Gaming Representative shall be available to the public to the same extent that similar information that is required to be provided to the State by non-Indian gaming entities is available to the public, pursuant to the provisions of applicable law and the policies and regulations of the Gaming Control Board, at the time the request for the report of the annual audit is made.

          4. To the fullest extent allowed by State law, the Tribe shall have the right to inspect State records concerning all Class HI Gaming conducted by the Tribe; the Tribe shall have the right to copy such State records, with the Tribe bearing the reasonable cost of copying.


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          5.   The Tribe shall reimburse the State for the costs the State incurs in carrying out any functions authorized by the terms of this Compact. The Tribe and the State agree that to require the State to keep track of and account to the Tribe for all such costs would be unreasonably burdensome, and that a fair estimate of the State's costs of such activity as of the date on which this Compact takes effect is one hundred thousand dollars ($100,000) per year, and that those costs will increase over time. The Tribe therefore agrees to pay the State the sum of one hundred thousand dollars ($100,000) per year as reimbursement of the State's costs of regulation, which amount shall increase by three percent (3%) each year, beginning as of January 1 of the first calendar year after this Compact has been in effect for at least twelve (12) months, in quarterly payments of one-fourth of the annual amount due each, in advance, beginning with the first day of the first full calendar quarter after this Compact takes effect, and on the first day of each quarter thereafter, for as long as this Compact remains in effect. The Tribe and the State further agree that such amount fairly reflects the State's costs of regulation during the period of time that the Predecessor Agreements were in effect, and that the Tribe should pay the State that amount for such period, but no more. The Tribe therefore agrees that with its first quarterly payment due to the State under the provisions of this Paragraph, it will also pay to the State an amount equal to the number of full calendar quarters that the Predecessor Agreements were in effect, times twenty-five thousand dollars (525,000). less the total amount that the Tribe actually paid to the State during such period under the provisions of Section 4{E)(5) of the compact portion of the Predecessor Agreements. If the amount thus determined is a negative number, such amount shall be credited against the payments due to the State under the provisions of this Paragraph until the Tribe has recouped such amount in full, but in such case the Tribe shall nevertheless provide to the State, on or before the due date for each quarterly payment, a statement of the amount of the overpayment still to be recouped, and the amount credited for the current payment.

          6. In the event the State believes that the Tribe is not administering and enforcing the regulatory requirements set forth herein, it may invoke the procedures set forth in Section 7 of this Compact.

     F. The Tribe shall comply with all applicable provisions of the Bank Secrecy Act, P.L. 91-508, October 26, 1970, 31 U.S.C. ss.ss. 5311-5314, and all
reporting requirements of the Internal Revenue Service.

SECTION 5. Licensing Requirements.

     A. License Required. The Gaming Facility operator! but not including the Tribe, including its principals, primary management officials, and key employees, the Management Contractor and its principals, primary management officials, and key employees (if the Tribe hires a Management Contractor); any person, corporation, or other entity that has supplied or proposes to supply any gaming device to the Tribe or the Management Contractor; and any person, corporation or other entity providing gaming services within or without a Gaming Facility, shall apply for and receive a license from the Tribal Gaming Agency before participating in any way in the operation or conduct of any Class III Gaming on Indian Lands. The Tribal Gaming Agency shall comply fully with the requirements of this Section and of the Indian Gaming Regulatory Act, especially at 25 U.S.C. ss.ss. 2710-2711, and the regulations issued thereunder at 25 C.F.R. Parts 550-559, as well as the requirements of the Tribe's gaming


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ordinance and any regulations issued thereunder, in processing license applications and issuing licenses.

     B. License Application. Each applicant for a license shall file with the Tribal Gaming Agency a written application in the form prescribed by the Tribal Gaming Agency, along with the applicant's fingerprint card, current photograph and the fee required by the Tribal Gaming Agency.

     C. Background Investigations. Upon receipt of a completed application and required fee for licensing, the Tribal Gaming Agency shall conduct or cause to be conducted a background investigation to ensure that the applicant is qualified for licensing.

     D. Provision of Information to State Gaming Representative. Whenever the Tribal Gaming Agency is required by federal or tribal law or regulations to provide to the National Indian Gaming Commission ("the Commission") any information, document or notice relating to the licensing of any key employee or primary management official of the Gaming Enterprise, a copy of such information, document or notice shall also be provided to the State Gaming Representative. The State Gaming Representative shall be entitled to the same right to request additional information concerning an applicant licensee, to comment on the proposed licensing of any applicant licensee, and to supply the Tribal Gaming Agency with additional information concerning any applicant licensee, as is enjoyed by the Commission.

SECTION 6. Providers of Class HI Gaming Equipment or Devices or Supplies.

     A. Within thirty (30) days after the effective date of this Compact, if it has not already done so, the Tribal Gaming Agency will adopt standards for any and all Class III Gaming equipment, devices or supplies to be used in any Gaming Facility, which standards shall be at least as strict as the comparable standards applicable to Class III Gaming equipment, devices or supplies within the State of Nevada. Any and all Class III Gaming equipment, devices or supplies used by the Tribe shall meet or exceed the standards thereby adopted.

     B. Prior to entering into any future lease or purchase agreement for Class III Gaming equipment, devices or supplies, the Tribe shall obtain sufficient information and identification from the proposed seller or lessor and all persons holding any direct or indirect financial interest in the lessor or the lease/purchase agreement to permit the Tribe to license those persons in accordance with applicable federal and tribal law,

     C. The seller, lessor, manufacturer or distributor shall provide, assemble and install all Class III Gaming equipment, devices or supplies in a manner approved and licensed by the Tribe.

SECTION 7. Dispute Resolution.

     A. In the event either party believes that the other parry has failed to comply with or has otherwise breached any provision of this Compact, such party may invoke the following procedure:

          1. The party asserting noncompliance shall serve written notice on the other party. The notice shall identify the specific Compact provision believed to have been violated and shall specify the factual and legal basis for the allegation of noncompliance. The notice shall specifically identify the date, time and nature of the alleged noncompliance.

          2. In the event an allegation by the complaining party is not resolved to the satisfaction of such party within twenty (20) days after service of the notice set forth in Paragraph A(l) of this section, the complaining party may serve upon the other party a notice to cease conduct of the particular game(s) or activities alleged by the complaining party to be in noncompliance. Upon receipt of such notice, the responding party may elect to stop the game(s) or activities specified in the notice or invoke arbitration and continue the game(s) or activities pending the results of arbitration. The responding parry shall act upon one of the foregoing options within ten (10) days of receipt of notice from the complaining party, unless the parties agree to a longer period, but if the responding party takes neither action within such period the complaining party may invoke arbitration by written notice to the responding parry within ten (10) days of the end of such period.

          3. The arbitrators shall be attorneys who are licensed members in good standing of the State Bar of New Mexico or of the bar of another state. The State will select one arbitrator, the Tribe a second arbitrator, and the two so chosen shall select a third arbitrator. If the third arbitrator is not chosen in this manner within ten (10) days after the second arbitrator is selected, the third arbitrator will be chosen by the American Arbitration Association. The arbitrators thereby selected shall permit the parties to engage in reasonable discovery, and shall establish other procedures to ensure a full, fair and expeditious hearing on the matters at issue. The arbitrators shall determine, after hearing from each party, hether the arbitration proceeding or any portions thereof shall be closed to the public, but in the absence of such determination the proceedings shall be open to the public. The arbitrators shall make determinations as to each issue presented by the parties, but the arbitrators shall have no authority to determine any question as to the validity or effectiveness of this Compact or of any provision hereof.

          4. All parties shall bear their own costs of arbitration and attorneys' fees.

          5. The results of arbitration shall be final and binding, and shall be enforceable by an action for injunctive or mandatory injunctive relief against the State and the Tribe in any court of competent jurisdiction. For purposes of any such action, the State and the Tribe acknowledge that any action or failure to act on the part of any agent or employee of the State or the Tribe, contrary to a decision of the arbitrators in an arbitration proceeding conducted under the provisions of this section, occurring after such decision, shall be wholly unauthorized and ultra vires acts, not protected by the sovereign immunity of the State or the Tribe.

     B. Nothing in Subsection 7(A) shall be construed to waive, limit or restrict any remedy that is otherwise available to either party to enforce or resolve disputes concerning the provisions of this Compact. Nothing in this Section shall be deemed a waiver of the Tribe's sovereign immunity. Nothing in this Section shall be deemed a waiver of the State's sovereign


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


SECTION 8. Protection of Visitors.

     A. Policy Concerning Protection of Visitors. The safety and protection of visitors to a Gaming Facility is a priority of the Tribe, and it is the purpose of this Section to assure that any such persons who suffer bodily injury or property damage proximately caused by the conduct of the Gaming Enterprise have an effective remedy for obtaining fair and just compensation. To that end, in this Section, and subject to its terms, the Tribe agrees to carry insurance that covers such injury or loss, agrees to a limited waiver of its immunity from suit, and agrees to proceed either in binding arbitration proceedings or in a court of competent jurisdiction, at the visitor's election, with respect to claims for bodily injury or property damage proximately caused by the conduct of the Gaming Enterprise. For purposes of this Section, any such claim may be brought in state district court, including claims arising on tribal land, unless it is finally determined by a state or federal court that IGRA does not permit the shifting of jurisdiction over visitors' personal injury suits to state court,

     B. Insurance Coverage for Claims Required. The Gaming Enterprise shall maintain in effect policies of liability insurance insuring the Tribe, its agents and employees against claims, demands or liability for bodily injury and property damages by a visitor arising from an occurrence described in Paragraph A of this Section. The policies shall provide bodily injury and property damage coverage in an amount of at least fifty million dollars ($50,000,000) per occurrence and fifty million dollars ($50,000,000) annual aggregate. The Tribe shall provide the State Gaming Representative annually a certificate of insurance showing that the Tribe, its agents and employees are insured to the required extent and in the circumstances described in this Section.

     C. Limitation on Time to Bring Claim. Claims brought pursuant to the provisions of this section must be commenced by filing an action in court or a demand for arbitration within three years of the date the claim accrues.

     D. Specific Waiver of Immunity and Choice of Law. The Tribe, by entering into this Compact and agreeing to the provisions of this section, waives its defense of sovereign immunity in connection with any claims for compensatory damages for bodily injury or property damage up to the amount of fifty million dollars ($50,000,000) per occurrence asserted as provided in this section. This is a limited waiver and does not waive the Tribe's immunity from suit for any other purpose. The Tribe shall ensure that a policy of insurance that it acquires to fulfill the requirements of this section shall include a provision under which the insurer agrees not to assert the defense of sovereign immunity on behalf of the insured, up to the limits of liability set forth in this Paragraph. The Tribe agrees that in any claim brought under the provisions of this Section, New Mexico law shall govern the substantive rights of the claimant, and shall be applied, as applicable, by the forum in which the claim is heard, except that the tribal court may but shall not be required to apply New Mexico law to a claim brought by a member of the Tribe.

     E. Election by Visitor. A visitor having a claim described in this section may pursue that claim in any court of competent jurisdiction, or in binding arbitration. The visitor shall make a written election that is final and binding upon the visitor.

     F. Arbitration. Arbitration pursuant to an election by a visitor as provided in Subsection E of this section shall be conducted as follows:

          1. the visitor shall submit a written demand for arbitration to the Gaming Enterprise, by certified mail, return receipt requested;

          2. the visitor and the Gaming Enterprise shall each designate an arbitrator within thirty (30) days of receipt of the demand, and the two arbitrators shall select a third arbitrator, but in the event the two arbitrators cannot agree on the selection of the third arbitrator within thirty (30) days of their appointment, they shall apply to the American Arbitration Association to appoint the third arbitrator;

          3. the arbitration panel shall permit the parties to engage in reasonable discovery, and shall establish other procedures to ensure a full, fair and expeditious hearing on the claim; and die award of the arbitration panel shall be final and binding, and may be enforced in a court of competent jurisdiction.

     G. Increase in Liability Limits. As of the fifth anniversary of this Compact, and at five-year intervals thereafter, the liability insurance coverage requirements set forth in Paragraph B of this Section, and the limit on the Tribe's waiver of sovereign immunity set forth in Paragraph D of this Section, shall be increased by a percentage equal to the percentage increase in the CPI-U published by the Bureau of Labor Statistics of the United States Department of Labor, for the same period, rounded to the nearest one hundred thousand dollars ($100,000).

     H. Public Health and Safety. The Tribe shall establish for its Gaining Facility health, safety and construction standards that are at least as stringent as the current editions of the National Electrical Code, the Uniform Building Code, the Uniform Mechanical Code, the Uniform Fire Code and the Uniform Plumbing Code, and any and all Gaming Facilities or additions thereto constructed by the Tribe hereafter shall be constructed and all facilities shall be maintained so as to comply with such standards. Inspections will be conducted with respect to these standards at least annually. If the State Gaming Representative requests sufficiently in advance of an annual inspection, the State Gaming Representative may be present during such inspection. The Tribe agrees to correct any deficiencies noted in such inspections within a time agreed upon between the State and Tribe. The Tribal Gaming Agency will provide copies of such inspection reports to the State Gaming Representative, if requested to do so in writing.

SECTION 9. Conditions for Execution; Effective Date.

     A. The parties acknowledge that they have been engaged in litigation, captioned STATE OF NEW MEXICO V. JICARILLA APACHE TRIBE, ET AL, No. 00-0851 (D.N.M.) (the "Lawsuit"), that was initiated by the State in United States District Court on June 13, 2000, in which the State seeks an injunction against the Tribe's conduct of Class III gaming under the Predecessor Agreements unless the Tribe pays the State the full amount that the State claims it is owed under the revenue sharing provision of the Predecessor Agreements. The Tribe disputes the validity of such provision of the Predecessor Agreements, but the parties have agreed to settle the dispute addressed in the Lawsuit, and have agreed to enter into this new Compact.

     B. This Compact may not be executed by the Governor of the State unless and until it has been executed by the appropriate representative of the Tribe, and until the State Attorney General has certified to the Governor in writing that the Tribe and the State have negotiated a complete settlement of the issues in dispute in the Lawsuit (except that such settlement shall be contingent upon this Compact going into effect under the provisions of IGRA) and that the Tribe has either paid in full the amount agreed to by the terms of the settlement, into die registry of the federal court, or has entered into a binding and fully enforceable agreement for the payment of such amount that is acceptable to the Attorney General. Upon receiving such certification, the Governor shall execute the Compact and forward it to the Secretary of the Interior for approval. Upon the Secretary's affirmative approval of this Compact, as set forth in Paragraph C of this Section, such sum, plus interest, shall be immediately paid into the State General Fund. In the event the Secretary fails to affirmatively approve this Compact, such sum, plus interest, shall be immediately repaid to the Tribe.

     C. This Compact shall take effect upon publication of notice in the Federal Register of its approval by the Secretary of the Interior, or of the Secretary's failure to act on it within 45 days from the date on which it was submitted to him; provided, however, that notwithstanding its taking effect, the parties expressly agree that the provisions of this Compact shall remain suspended, and shall confer no rights or obligations on either party, and that the terms and provisions of the Predecessor Agreements shall remain fully in force and effect, subject to the Tribe's and the State's claims in the Lawsuit, unless and until the Secretary shall have affirmatively approved this Compact, pursuant to 25 U S
C. ss. 27I0(d)(8)(A).

     D. Upon the publication of notice of the Secretary's affirmative approval of this Compact in the Federal Register, the Predecessor Agreements shall be and become null and void, and of no further effect, and any and all actions as between the Tribe and the State arising out of the Predecessor Agreements, including dispute resolution proceedings, shall thereafter be dismissed with prejudice with no relief to either party, and the terms and provisions of this Compact shall go into full force and effect, fully supplanting and replacing the Predecessor Agreements.

SECTION 10. Criminal Jurisdiction.

     A. The Tribe and the State acknowledge that under the provisions of ss. 23 of the IGRA, especially that portion codified at 18 U.S.C. ss. 1166(d), jurisdiction to prosecute violations of State gambling laws made applicable by that section to Indian country is vested exclusively within the United States, unless the Tribe and the State agree in a compact entered into pursuant to the IGRA to transfer such jurisdiction to the State.

     B. The Tribe and the State hereby agree that, in the event of any violation of any State gambling law on Indian Lands or any other crime against the Gaming Enterprise or any employee thereof or that occurs on the premises of the Tribal Gaming Facility, that is committed by any person who is not a member of the Tribe, the State shall have and may exercise jurisdiction, concurrent with that of the United States, to prosecute such person, under its laws and in its courts.

     C. Immediately upon becoming aware of any such suspected crime by a nonmember of the Tribe the Gaming Enterprise or the Tribal Gaming Agency shall notify the state attorney general and the district attorney for the district in which the Gaming Facility is located, supplying all particulars available to the tribal entity at the time. The Tribe agrees that its law enforcement and gaming agencies shall perform such additional investigation or take such other steps in furtherance of the investigation and prosecution of the violation as the district attorney may reasonably request, and otherwise cooperate fully with the district attorney and any state law enforcement agencies with respect to the matter, but once notice of a suspected violation has been given to the district attorney, the matter shall be deemed to be under the jurisdiction of the State; provided, however, that in the event of emergency circumstances involving a possible violation, the Tribe and its constituent agencies shall have the discretion to act as they see fit, and to call upon such other agencies or entities as they deem reasonable or necessary, in order to protect against any immediate threat to lives or property. The State may, in its discretion, refer the matter to federal authorities, but it shall notify the Tribal Gaming Agency upon doing so.

     D. The State agrees that no less frequently than annually it will provide the Tribal Gaming Agency with a written report of the status and disposition of each matter referred to it under the provisions of this section since the last report or that was still pending at the time of the last report. In the event the district attorney to whom a matter is referred under the provisions of this section decides not to prosecute such matter, the district attorney shall promptly notify the Tribal Gaming Agency of such decision in writing. The Tribal Gaming Agency may in that event ask the attorney general of the state to pursue the matter.

     E. The district attorney for the district in which the Gaming Facility is situated may decline to accept referrals of cases under the provisions of this section unless and until the Tribe has entered into a Memorandum of Understanding with the office of the district attorney to which Memorandum of Understanding the United States Attorney for the District of New Mexico may also be a party addressing such matters as the specific procedures by which cases are to be referred, participation of the Tribal Gaming Agency and tribal law enforcement personnel in the investigation and prosecution of any such case, payments by the Tribe to the office of the district attorney to defray the costs of handling cases referred under the provisions of this section, and related matters.

SECTION 11. Revenue Sharing.

     A. Consideration. The Tribe shall pay to the State a portion of its Class III Gaming revenues identified in and under procedures of this Section, in return for which the State agrees that the Tribe has the exclusive right within the State to conduct all types of Class III Gaming described in this Compact, with the sole exception of the use of Gaming Machines, which the State may permit on a limited basis for racetracks and for veterans1 and fraternal organizations as such organizations are described in 1997 Laws ch. 190, ss.5(FF).

     B. Revenue to State. The parties agree that, after the effective date hereof, the Tribe shall make the quarterly payments provided for in Paragraph C of this Section. Each payment shall be made to the State Treasurer for deposit into the General Fund of the State .

     C. Calculation of Payment Amounts.

          1. As used in this Compact, "Net Win" means the total amount wagered in Class III Gaming at a Gaming Facility, on all Gaming Machines less :

               (a) the amount paid out in prizes, including the cost to the Tribe of noncash prizes, won on Gaming Machines;

               (b) the amount paid to the State by the Tribe under the provisions of Section 4(E)(5) of this Compact; and

               (c) the sum of two hundred seventy-five thousand dollars ($275,000) per year as an amount representing tribal regulatory costs, which amount shall increase by three percent (3%) each year beginning on the first day of January occurring after the Compact has been in effect for at least twelve months.

               (d) The amount payable by the Tribe to the State shall be an amount equal to eight percent (8%) of the Net Win, except that if the total Net Win in a calendar year is less than twelve million dollars ($12,000,000), the amount payable by the Tribe shall be an amount equal to three percent (3%) of the first four million dollars ($4,000,000) of Net Win, and eight percent (8%) of the rest of the Net Win for the year.

               (e) Payments due pursuant to these terms shall be paid quarterly, no later than twenty-five (25) days after the last day of each calendar quarter, and shall be based upon the Net Win during the preceding quarter. If the Tribe reasonably believes that the total Net Win for the calendar year will be less than twelve million dollars ($12,000,000), it may base its payment on the first four million dollars ($4,000,000) on the lower rate as set forth in paragraph
                    (C)(2) of this Section, but if the Net Win exceeds twelve million dollars ($12,000,000) during the calendar year, the Tribe shall pay the additional amount due on the first four million dollars ($4,000,000), plus interest as provided in this paragraph, with its next quarterly payment. In the event the Tribe makes its quarterly payments based on the rate of eight percent (8%), and its Net Win for the calendar year totals less than twelve million dollars ($12,000,000), the Tribe may deduct the overpayment from its payment for the final quarter of the year. Any payment or any portion thereof that is not made within ten (10) days of the due date shall accrue interest at the rate often percent (10%) per annum, from the original due date until paid. The Tribe shall accompany any payment to the State with a detailed breakdown of the particular obligation to which such payment applies, and the basis for the calculation of such payment.

     D. Limitations.

          1. The Tribe's obligation to make the payments provided for in Paragraphs B and C of this Section shall apply and continue only so long as this Compact remains in effect; and provided that that obligation shall terminate altogether in the event the State:

               (a) passes, amends, or repeals any law, or takes any other action, that would directly or indirectly attempt to restrict, or has the effect of restricting, the scope or extent of Indian gaming;

               (b) licenses, permits or otherwise allows any person or entity other than licensed horse racetracks and veterans and fraternal organizations as described in 1997 Laws, ch. 190, ss.5(FF) to operate Gaming Machines;

               (c) licenses, permits or otherwise allows any non-Indian person or entity to engage in any other form of Class in gaming other than a state-sponsored lottery, pari-mutuel betting on horse racing and bicycle racing, operation of Gaming Machines, and limited fundraising by non-profit organizations.

          2. The parties agree that the State's allowance of the following forms of Class III Gaming, subject to the limitations expressly set forth herein, shall not be considered an expansion of nontribal Class III gaming for purposes of this agreement, and shall have no effect on the Tribe's obligation to make the payments provided for in Paragraphs B and C of this Section:

               (a)  the operation of a State lottery;

               (b) the operation of Gaming Machines by any fraternal or veterans organization as described in 1997 Laws ch. 190, ss. 5(FF) but only for the benefit of such organization's members;

               (c) limited fundraising activities conducted by nonprofit tax exempt organizations ;

               (d) the conduct by licensed horse racetracks and bicycle tracks of parimutuel betting on races at such tracks, and on simulcast races at other tracks elsewhere in the country; and

               (e) the operation by a licensed horse racetrack of Gaming Machines on days on which live or simulcast horse racing occurs.

     E. Third-Party Beneficiaries. The provisions of this Section are not intended to create any third-party beneficiaries and are entered into solely for the benefit of the Tribe and the State.

SECTION 12. Duration; Termination for Non-Payment.

     A. This Compact shall have a term commencing on the date on which it goes into full force and effect as provided in Section 9, and ending at midnight on June 30, 2015.

     B. Notwithstanding the provisions of Paragraph A of this Section, if the Tribe fails to comply with any of its payment obligations to the State under Sections 4(E)(5), 9(B) or 11 of this Compact, and persists in such failure for a period of thirty (30) days after receipt, by certified mail, of a Notice of Noncompliance sent by the State Gaming Representative, which Notice shall specify the amount due and the provision of the Compact under which such payment is required, this Compact, and the conduct of Class III Gaming by the Tribe hereunder, shall terminate automatically as of the end of the thirty (30)-day period, unless within such thirty (30)-day period the Tribe shall have invoked arbitration on a matter of fact as provided in Section 7(A)(2) of this Compact, and simultaneously shall have placed into escrow, in an institution that is unaffiliated with either the Tribe or the State, a sum of money equal to the amount claimed due by the State. In the event the Tribe invokes arbitration, this Compact and the Tribe's right to conduct Class III gaming shall terminate automatically at the end of the thirtieth (30th) day after the entry of a final, nonappealable decision by the arbitrators or by a court having jurisdiction of the dispute, unless the Tribe has paid the full amount determined by the arbitrators or by such court to be due the State, if any. The Tribe shall not be entitled to avoid any pre-existing contractual obligations accruing to third parries under this Compact solely by virtue of the termination of the Compact.

SECTION 13. Notice to Parties.

     Unless otherwise indicated, all notices, payments, requests, reports, information or demand that any party hereto may desire or may be required to give to the other party hereto, shall be in writing and shall be personally delivered or sent by first-class mail sent to the other party at the address provided in writing by the other parry. Every notice, payment, request, report, information or demand so given shall be deemed effective upon receipt or, if mailed, upon receipt or the expiration of the third day following the day of mailing, whichever occurs first, except that any notice of change of address shall be effective only upon receipt by the party to whom said notice is addressed.

SECTION 14. Entire Agreement.

     This Compact is the entire agreement between the parties and supersedes all prior agreements, whether written or oral, with respect to the subject matter hereof. Neither this Compact nor any provision herein may be changed, waived, discharged or terminated orally, but only by an instrument, in writing, signed by the Tribe and the State and approved by the Secretary of the Interior. This Compact shall not be amended without the express approval of the Tribe, the Governor of the State and the State Legislature, as provided in the Compact Negotiation Act.

SECTION 15. Filing of Compact with State Records Center.

     Upon the effective date of this Compact, a copy shall be filed by the Governor with the New Mexico Records Center. Any subsequent amendment or modification of this Compact shall be filed with the New Mexico Records Center.

SECTION 16. Counterparts.

     This Compact may be executed by the parties in any number of separate counterparts with the same effect as if the signatures were upon the same instrument. All such counterparts shall together constitute one and the same document.

SECTION 17. Severability.

     Should any provision of this Compact be found to be invalid or unenforceable by any court, such determination shall have no effect upon the validity or enforceability of any other portion of this Compact, and all such other portions shall continue in mil force and effect, except that this provision shall not apply to Sections 4, 5,6, 9 and 11 hereof, or to any portions thereof, which the parties agree are nonseverable.

                                [SIGNATURE LINES]



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